Exhibit 3.7

The Commonwealth of Massachusetts
WILLIAM FRANCIS GALVIN Secretary of the Commonwealth ONE ASHBURTON PLACE, BOSTON, MASS: 02108			FEDERAL IDENTIFICATION NO. 04-2734036
RESTATED ARTICLES OF ORGANIZATION General Laws, Chapter 156B, Section 74			022 024 030 031 032

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

_______________

We,	Robert A. Pemberton	, Presidentxxxxxxxxxxx and
	Anne Marie Monk	, xxxx/Assistant Clerk of
Software 2000, Inc. (Name of Corporation)

located at    25 Communications Way, Drawer 6000, Hyannis, MA 02601                 do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on October 20th, 1995, by vote of

4,824540 shares of Common Stock out of 5,899,194		shares outstanding.
(Class of Stock)

shares of out of		shares outstanding, and
(Class of Stock)

shares of out of		shares outstanding.
(Class of Stock)
being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:

1.	The name by which the corporation shall be known is

Software 2000, Inc.

2.	The purposes for which the corporation is formed are as follows:

To develop and market computer software for financial management, human resource management and manufacturing control and to conduct the computer software business generally, and to do any and all acts and things permitted to be done by business corporations under the provisions of Chapter 156B, as amended, of the General Business Laws of Massachusetts.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

3.	The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
CLASS OF STOCK	NUMBER OF SHARES	NUMBER OF SHARES	PAR VALUE

Preferred		1,000,000	$.01

Common		40,000,000	$.01

*4.

If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

Please see Attachment 4 on continuation sheets and incorporated herein by reference.

*5.	The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

None

*6.

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

Please see Attachment 6 on continuation sheets and incorporated by reference.

*	If there are no such provisions, state “None”.

Attachment 4

ARTICLE 4

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 41,000,000 shares, consisting of the following classes of stock: (A) 40,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), and (B) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of each class of authorized capital stock of the Corporation are as follows:

A.	COMMON STOCK

1. After the requirements with respect to preferential dividends on the Preferred Stock, if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the. setting aside of sums as sinking funds or redemption or purchase accounts, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution in full of the preferential amount to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible or intangible, of whatever kind available for distribution to the stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3. Except as may otherwise be required by law or the provisions of these Articles, or by the Board of Directors pursuant to authority granted In these Articles, each holder of Common Stock shall have one vote in respect of each share of stock held by him in all matters voted upon by the stockholders.

B.	UNDESIGNATED PREFERRED STOCK

Up to 1,000,000 shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative preferences, powers, qualifications, rights and privileges referred to below, in respect of any or all of which there may be variations between different series, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

The Board of Directors is expressly authorized, subject to the limitations prescribed by law and the provisions of these Articles of Organization, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the Business Corporation Law of the Commonwealth of Massachusetts, for the issuance of the Preferred Stock in one or more series, each with such designations, preferences, voting powers, qualifications, special or relative rights and privileges as shall be stated in the vote or votes creating such series. The authority of the Board of Directors with respect to each such series shall include without limitation of the foregoing the right to determine and fix:

(1) The distinctive designation of such series and the number of shares to constitute such series;

CONTINUATION SHEET 4.1

Attachment 4 cont.

(2) The rate at which dividends on the shares of such series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

(3) The right, if any, of the Corporation to redeem shares of the particular series and, if redeemable, the price, terms and manner of such redemption;

(4) The special and relative rights and preferences, if any, and the amount or amounts per . share, which the shares of such series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(5) The terms and conditions, if any, upon which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) The obligation, if any, of the Corporation to retire or purchase shares of such series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(7) Voting rights, if any;

(8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other series of Preferred Stock; and

(9) Such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors may deem advisable and are not inconsistent with law and the provisions of these Articles.

CONTINUATION SHEET 4.2

Attachment 6

ARTICLE 6

Other lawful provisions, if any, for the conduct end regulation of business and affairs of the Corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the Corporation, or of its directors or stockholders, or of any class of stockholders:

PART A.	CLASSIFICATION OF BOARD OF DIRECTORS

This Article 6, Part A shall be effective only from and after the closing of the Corporation’s initial public offering of shares of Common Stock pursuant to the Securities Act of 1933, as amended (the “Public Offering Date”).

The number of directors of the Corporation shall be determined in the manner provided in the by-laws.

In accordance with paragraph (a) of Section 50A of the Massachusetts Business Corporation Law, commencing with the Public Offering Date, the directors of the Corporation shall be divided by the Board of Directors into three classes as nearly equal in number as possible, labeled Class I Directors, Class II Directors and Class III Directors: the term of office of Class I Directors to continue until the first annual meeting following the Public Offering Date and until their successors are duly elected and qualified; the term of office of Class II Directors to continue until the second annual meeting following the Public Offering Date and until their successors are duly elected and qualified; and the term of office of Class III Directors to continue until the third annual meeting following the Public Offering Date and until their successors are duly elected. At each annual meeting of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting held in the third year following the year of election and until their successors are duly elected and qualified.

If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

Except as otherwise required by law or by these Articles of Organization, any vacancy in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires.

Any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause, after reasonable notice and opportunity to be heard before the annual meeting of stockholders at which his or her removal is considered and by the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the shares of capital stock of the Corporation outstanding and entitled to vote for the election of directors.

For purposes of the foregoing paragraph, “cause,” with respect to the removal of any director, shall mean only (1) conviction of a felony, (2) declaration of unsound mind by order of court, (3) gross dereliction of duty, (4) commission of an action involving moral turpitude, or (5) knowing violation of law if such action in either event results in improper substantial personal benefit and a material injury to the Corporation.

CONTINUATION SHEET 6.1

Attachment 6 cont.

Notwithstanding any other provision of these Second Restated Articles of Organization, or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the shares of capital stock of the Corporation outstanding and entitled to vote for the election of directors shall be required to alter, amend or repeal this Article 6, Part A.

PART B.	MISCELLANEOUS

The Corporation eliminates the personal liability of each director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 or successor provisions of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director of the Corporation for any act or omission occurring prior to the date on which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Meetings of the stockholders of the Corporation may be held anywhere in the United States.

The directors of the Corporation may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the stockholders.

The whole or any part of the authorized but unissued shares of capital stock of the corporation may be issued at any time or from time to time by the Board of Directors without further action by the stockholders.

The Corporation may become a partner in any business.

The Corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or it there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding) may (i) authorize any amendment to its Second Restated Articles of Organization, (ii) authorize the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, including its goodwill and (iii) approve a merger or consolidation of the Corporation with or into any other corporation, provided that such amendment, sale, lease, exchange, merger or consolidation shall have been previously approved by the Board of Directors.

CONTINUATION SHEET 6.2

“We further certify that the foregoing restatedarticles of organization effect no amendments to the articles of organization of the corporation as heretofore amended, except amendments to the following articles 2, 3, 4 and 6

(lf there are no such amendments, state “None”.)

Briefly describe amendments in space below:

Article 2:	Restate purpose clause.

Article 3:	Increase the number of authorized shares of Common Stock to 40,000,000 shares and authorize 1,000,000 shares of Preferred Stock.

Article 4:	Restate Article 4 in its entirety.

Article 6:	Restate Article 6 in its entirety.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 13th day of November in the year 1995

President xxxxxxxxxxxxx

xxxx Assistant Clerk

517418

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION

(General Laws, Chapter 156B, Section 74)

I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $31,500.00 having been paid, said articles are deemed to have been filed with me this 13TH day of November, 1995.

Effective Date:

WILLIAM FRANCIS Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION

Photocopy of document to be sent to:

Roy D. Edelstein, Esquire
Testa, Hurwitz & Thibeault 125 High Street
High Street Tower
Boston, MA 02110
Telephone:	(617) 248-7000

FEDERAL IDENTIFICATION
NO.	04-2734036

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156B, Section 72)

We,	Frederick J. Lizza	, *President / xxxxxxxxxxxxx

and	Anne Marie Monk	, *Clerk / xxxxxxxxxxx

of	Software 2000, Inc.	,
(Exact name of corporation)

located at	25 Communications Way, Drawer 6000, Hyannis, MA 02601	,
(Street address of corporation in Massachusetts)

certify that these Articles of Amendment affecting articles numbered:

One (1)
(Number those articles 1,2,3, 4, 5 and/or 6 being amended)

of the Articles of Organization were duly adopted at a meeting held on February 14 , 19 97 , by vote of:

10,637,652	shares of	Common Stock	of	10,802,091	shares outstanding,
		(type, class & series, if any)

	shares of		of		shares outstanding, and
		(type, class & series, if any)

	shares of		of		shares outstanding,
		(type, class & series, if any)

1**being at least a majority of each type; class or series outstanding and entitled to vote thereon: / or ~~2** being at least two thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby.~~

Voted:	That the name by which the corporation shall be
known is hereby changed to: Infinium Software, Inc.

* Delete the inapplicable words.         ** Delete the inapplicable clause.

1 For amendments adopted pursuant to Chapter 156B, Section 70.

2 For amendments adopted pursuant to Chapter 156B, Section 71.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

To change the number of shares and the par value (if any) of any type, class or series of stock which the corporation is authorized to issue, fill in the following:

The total presently authorized is:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:

Preferred:		Preferred:

Change the total authorized to:

WITHOUT PAR VALUE STOCKS		WITH PAR VALUE STOCKS
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:

Preferred:		Preferred:

CONSENT TO USE OF NAME

Infinium Software Asia/Pacific, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, hereby consents to the use of a similar name by Infinium Software, Inc. in the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Infinium Software Asia/Pacific, Inc. has caused this consent to be executed this 11th day of February, 1997.

INFINIUM SOFTWARE ASIA/PACIFIC, INC.

By:	Anne Marie Monk
Title:	Clerk

The foregoing amendment(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.

Later effective date:	.

SIGNED UNDER THE PENALTIES OF PERJURY, this 17th day of February, 1997.

,	*President / xxxxxxxxxxx

,	*Clerk / xxxxxxxxxxx

*	Delete the inapplicable words.

566195

THE COMMONWEALTH OF MASSACHUSETTS ARTICLES OF AMENDMENT (General Laws, Chapter 156B, Section 72)

I hereby approve the within Articles of Amendment and, the filing fee in the amount of $100 having been paid, said articles are deemed to have been filed with me this 18th day of February 1997.

Effective date:

WILLIAM FRANCIS GALVIN Secretary of the Commonwealth TO BE FILLED IN BY CORPORATION Photocopy of document to be sent to:

Infinium Software, Inc. Anne Marie Monk, Clerk 25 Communications Way Hyannis, MA 02601

FEDERAL IDENTIFICATION NO. 04-2734036

The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING A CLASS OR SERIES OF STOCK (General Laws, Chapter 156B, Section 26)	027

We,	Frederick J. Lizza	, *President /xxxxxxxxxxx,

and	Anne Marie Monk	, *Clerk /xxxxxxxxxxx.

of	Infinium Software, Inc.	,

(Exact name of corporation)

located at:	25 Communications Way, Hyannis, MA 02601	,
(Street Address of corporation in Massachusetts)

do hereby certify that at a meeting of the directors of the corporation held on February 5, 1999, the following vote establishing and designating a class or series of stock and determining the relative rights and preferences thereof was duly adopted:

See attachment.

* Delete the inapplicable words.

Note: Votes for which the space provided above is not sufficient should be provided on one side of separate 8 1 2 x 11 sheets of white paper, numbered 2A, 2B, etc; with a left margin of at least 1 inch.

INFINIUM SOFTWARE, INC.

CERTIFICATE OF VOTE OF DIRECTORS

ESTABLISHING A CLASS OR SERIES OF STOCK

(Pursuant to Massachusetts General Laws, Chapter 156B, Section 26)

VOTED:	That pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) of Infinium Software, Inc. (hereinafter called the “Corporation”) in accordance with the provisions of the Restated Articles of Organization, as amended, the Board of Directors hereby creates a series of Preferred Stock, $.01 par value per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be one hundred and fifty thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board prior to issuance; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in [ILLIGIBLE] amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shades of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the first sentence of this Section 2(A) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and the Corporation shall pay such dividend or distribution on the Series A Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date; in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) info a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

(B) Except as otherwise provided herein, in the Articles of Organization or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Preferred Stock for the purpose of electing such members of the Board. Such special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

(ii) During any period when the holders of Series A Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided for, and (b) each such additional Director shall not be a member of any existing class of the Board, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).

(iii) A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Preferred Stock entitled to vote in an election of such Director.

(iv) If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Preferred Stock shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Series A Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.

(v) At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this

Section 3(C), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of the shares of the Series A Preferred Stock to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of shares of the Series A Preferred Stock shall have only the limited voting rights elsewhere herein set forth.

(D) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Organization, or in any other Certificate of Votes creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(B) Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(C) In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

Section 7. Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series A Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At such time as any shares of Series A Preferred Stock are outstanding, the Articles of Organization, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock.

SIGNED UNDER THE PENALTIES OF PERJURY, this 5th day of February, 1999.

,	*President / xxxxxxxxxxx

,	*Clerk / xxxxxxxxxxx

*	Delete the inapplicable words.

THE COMMONWEALTH OF MASSACHUSETTS CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING A SERIES OF A CLASS OF STOCK (General Laws, Chapter 156B, Section 26)

I hereby approve the within Certificate of Vote of Directors and, the filing fee in the amount of $100 having been paid, said certificate is deemed to have been filed with me this 5th day of February, 1999.
Effective date:
WILLIAM FRANCIS GALVIN Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION Photocopy of document to be sent to: Infinium Software, Inc.

25 Communications Way

Hyannis, MA 02601

Attention: Anne Marie Monk, Clerk

Telephone:	(508) 778-2000

FEDERAL IDENTIFICATION		FEDERAL IDENTIFICATION
NO.	04-2734036	NO.	83-0343417
	3		M 000827967

The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 ARTICLES OF MERGER (General Laws, Chapter 156B, Section 78)	081 021 052 054 055

Merger of	S	Infinium Software, Inc.
and
	M	Samurai Merger Subsidiary, Inc.

.

the constituent corporations, into

	S	Infinium Software, Inc.	.

one of the constituent corporations.

The undersigned officers of each of the constituent corporations certify under the penalties of perjury as follows:

1. An agreement of merger has been duly adopted in compliance with the requirements of General Laws, Chapter 156B, Section 78, and will be kept as provided by Subsection (d) thereof. The surviving corporation will furnish a copy of said agreement to any of its stockholders, or to any person who was a stockholder of any constituent corporation, upon written request and without charge.

2. The effective date of the merger determined pursuant to the agreement of merger shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing:

3. (For a merger)

**The following amendments to the Articles of Organization of the surviving corporation have been effected pursuant to the agreement of merger:

Infinium Software, Inc.’s Articles of Organization shall be amended in their entirety to read as the Restated Articles of Organization of Samurai Merger Subsidiary, Inc. except that Article 1 shall read:

“The name by which the corporation shall be known is: Infinium Software, Inc.”

Please see Exhibit 1, Articles II-VI of the Restated Articles of Organization of Samurai Merger Subsidiary, Inc., attached hereto and made a part hereof.

*Delete the inapplicable word.                    **If there are no provisions state “None”.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet as long as each article requiring each addition it clearly indicated.

(For a consolidation)

(a) The purpose of the resulting corporation is to engage in the following business activities:

N/A

(b) State the total number of shares and the par value, if any, of each class of stock which the resulting corporation is authorized to issue.

N/A

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:

Preferred:		Preferred:

**(c) If more than one class of stock is authorized, state a distinguishing designation for each class and provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of each class and of each series then established.

N/A

**(d) The restrictions, if any, on the transfer of stock contained in the agreement of consolidation are:

N/A

**(e) Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

N/A

**	if there are no provisions state “None”.

Exhibit 1

Articles II-VI of the Restated Articles of Organization of Samurai Merger Subsidiary, Inc.

FEDERAL IDENTIFICATION
NO.	83-0343417

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION

(General Laws, Chapter 156B, Section 74)

We,	Kirk Isaacson	, President,

and	Susan Hickel Clerk	, Clerk,

of	Samurai Merger Subsidiary, Inc.	,

(Exact name of corporation)

located at:	CT Corporation, 101 Federal Street, Boston, MA 02110	,
(Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted by unanimous action on December 17 , 2002 by unanimous action of the directors and holders of.

1,000	shares of	Common Stock	of	1,000	shares outstanding,
		(type, class & series, if any)

	shares of		of		shares outstanding, and
		(type, class & series, if any)

	shares of		of		shares outstanding,
		(type, class & series, if any)

being all of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I

The exact name of the corporation is:

SAMURAI MERGER SUBSIDIARY, INC.

ARTICLE II

The purpose of the corporation is to engage in the following business activity(ies):

To facilitate acquisitions of corporations and other entities from time to time, and to engage in and carry on any other business or other activity permitted to a corporation organized under Chapter 156B of the Massachusetts General Laws, whether or not related to those referred to in the preceding paragraph.

*    Delete the inapplicable wards.         **    Delete the inapplicable clause.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet to long as each article requiring each addition is clearly indicated.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Common:	None	Common:	1,000	$0.01

Preferred:	None	Preferred:	None

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

None

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

N/A

ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

Please see Exhibit A attached hereto and made a part hereof.

**	If there are no provisions state “None”.

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

EXHIBIT A

Article 6A. LIMITATION OF LIABILITY OF DIRECTORS

1. No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that to the extent provided by applicable law this Article shall not eliminate or limit any liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 or successor provisions of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

2. No amendment to or repeal of this Article shall apply to or have any effect on the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

Article 6B. TRANSACTIONS WITH INTERESTED PERSONS

1. Unless entered into in bad faith, no contract or transaction by this Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

2. For the purposes of this Article, “Interested Person” means any person or organization in any way interested in this Corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization or this Corporation is in any way interested.

3. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to this Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction, provided that the Interested Person reasonably believed the contract or transaction to be in the best interests of the Corporation.

4. The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of this Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

Article 6C. STOCKHOLDERS’ MEETINGS

Meetings of stockholders of this Corporation may be held anywhere in the United States.

Article 6D. AMENDMENT OF BY-LAWS

The By-Laws may provide that the Board of Directors as well as the stockholders may make, amend or repeal the By-Laws of this Corporation, except with respect to any provision thereof which by law, by these Articles or by the By-Laws requires action by the stockholders.

Article 6E. ACTING AS A PARTNER

This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

4. The information contained in Item 4 is not a permanent part of the Articles of Organization of the surviving corporation.

(a)	The street address of the surviving corporation in Massachusetts is: (post office boxes are not acceptable)

25 Communications Way, Hyannis, MA 02601

(b)	The name, residential address, and post office address of each director and officer of the surviving corporation is:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS*
President:	Kirk Isaacson	1110 Fox Glen Drive	N/A
St. Charles, IL 60174
Treasurer:	John R. Walles	830 Kerry Court	N/A
Palatine, IL 60067
Clerk:	Susan Hickel	70 East Cedar Street	N/A
Chicago, IL 60611
Directors:	Kirk Isaacson	1110 Fox Glen Drive	N/A
St. Charles, IL 60174
Assistant Treasurer:	Susan Hickel	70 East Cedar Street Chicago, IL 60611	N/A

*	According to MA law, the post office address is not needed if it is the same as the residence address. All of the above addresses are the same addresses as the post office addresses.

(c)	The fiscal year (i.e. tax year) of the surviving corporation shall end on the last day of the month of:

July

(d)	The name and business address of the resident agent, if any, of the surviving corporation is:

CT Corporation, 101 Federal Street, Boston, MA 02110

System

The undersigned officers of the several constituent corporations listed above further state under the penalties of perjury as to their respective corporations that the agreement of merger has been duly executed on behalf of such corporation and duly approved by the stockholders of such corporation in the manner required by General Laws, Chapter 156B, Section 78.

, President

, Clerk

of	Infinium Software, Inc.		.
(Name of constituent corporation)

, President

, Clerk

of	Infinium Software, Inc.		.
(Name of constituent corporation)

*	Delete the inapplicable words.

820589	THE COMMONWEALTH OF MASSACHUSETTS ARTICLES OF MERGER (General Laws, Chapter 156B, Section 78)

I hereby approve the within Articles of Merger and, the filing fee in the amount of $ 250, having been paid, said articles are deemed to have been filed with me this 20th day of December, 2002.
Effective date:
WILLIAM FRANCIS GALVIN Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION Photocopy of document to be sent to:

Infinium Software, Inc., Attn: Anne Marie Monk

25 Communications Way

Hyannis, MA 02601

Telephone:	(506) 778-2000